As filed with the Securities and Exchange Commission on March 14, 2006

                                                                                                Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SONGZAI INTERNATIONAL HOLDING GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	43-1932733
(State of incorporation)	(I.R.S. Employer Identification No.)

20337 Rimview Place
Walnut, California 91789
(Address, including zip code, of Registrant's principal executive offices)

2006 STOCK OPTION/STOCK ISSUANCE PLAN
(Full title of the plans)

Hong Jun Li
President
SONGZAI INTERNATIONAL HOLDING GROUP, INC.
20337 Rimview Place
Walnut, California 91789
(909) 468-2840
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Mark Crone, Esq.
The Crone Law Group LLP
201 Mission Street, Suite 1930
 San Francisco, CA 94105
(415) 495-8900

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.001 par value to be issued under Registrant's 2006 Stock Option/Stock Issuance Plan	4,950,000	$0.17	$ 841,500	$ 90.04
Common Stock, $.001 par value to be issued under Registrant's 2006 Stock Option/Stock Issuance Plan	50,000	$0.25	$ 12,500	$ 1.34
Total	5,000,000		$ 854,000	$ 91.38

(1)
Amount of securities to be registered are computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as the maximum number of the Registrant's Common Stock issuable under the 2006 Stock Option/Stock Issuance Plan. This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices per share of the Common Stock as reported on the OTC Bulletin Board on March 10, 2006.
(3)
The amount of the Registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933 which provides that the fee shall be $107 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

SONGZAI INTERNATIONAL HOLDING GROUP, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

1. Songzai International Holding Group, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on April 21, 2005.

2. Songzai International Holding Group, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, filed with the Commission on May 23, 2005.

3. Songzai International Holding Group, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, filed with the Commission on August 22, 2005.

4. Songzai International Holding Group, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005, filed with the Commission on November 10, 2005.

5. The Company’s Current Reports on Form 8-K filed with the Commission on January, 20, 2005 (as amended on March 17, 2005), April 15, 2005, September 9, 2005 and January 13, 2006; and

6. A description of Registrant’s common stock as contained in its Form SB-2, filed August 1, 2001 (File No. 333-66994), as amended as set forth in the Current Report on Form 8-K as filed with the Commission on January 13, 2006.

All documents filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

The validity of the shares being offered hereby will be passed upon for the Company by The Crone Law Group, LLP, counsel to the Company. Members of The Crone Law Group, LLP are receiving 250,000 shares of the Company's common stock registered pursuant to this Registration Statement as compensation for legal services incurred by the Company to date for services that do not involve an offering of the Company's securities. Members of The Crone Law Group, LLP may receive additional shares of the Company’s common stock registered pursuant to this registration statement as compensation for additional legal services provided to the Company by The Crone Law Group, LLP if and when approved by the Company’s Board of Directors. The Crone Law Group, LLP also receives cash payments from the Company as compensation for legal services. Members of The Crone Law Group, LLP, will also receive options to purchase an aggregate of 50,000 shares of the Company's common stock registered under this Registration Statement that do not involve an offering of the Company's securities. The Crone Law Group, LLP does not own any shares of the Company’s common stock as of the effective date of this registration statement.

Item 6.     Indemnification of Directors and Officers

The only statutes, charter provisions, by-laws, contracts or other arrangements under which any controlling person, director or officer of the Company is or may be insured or indemnified against any liability which he may incur in that capacity, are as follows:

A. Sections 78.037, 78.7502, 78.751, and 78.752 of the Nevada Revised Statutes offer limitation of liability protection for officers and directors, indemnification protection of officers, directors, employees and agents of a Nevada corporation, and provide that Nevada corporations may purchase insurance to protect directors, officers, employees and agents. They generally provide that:

(a) a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(b) a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(c) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

B. The Company's articles of incorporation provides that to the fullest extent allowed by law, the directors and executive officers of the Company shall be entitled to indemnification from the Company for acts or omissions taking place in connection with their activities in such capacities.

C. The Company's by-laws provides indemnification rights to the Company's officers, directors or controlling persons in a manner similar to the Nevada statutes described above.

D. Although Nevada law provides that Nevada corporations may purchase liability insurance to protect officers and directors, the Company has no directors and officers insurance or any other type of insurance that insures its officers, directors or controlling persons against liabilities that may arise against them those capacities.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

Exhibit Number	Document
4.1	Registrant’s 2006 Stock Option/Stock Issuance Plan
5.1	Opinion of The Crone Law Group, LLP, as to legality of securities being registered
23.1	Consent of Jimmy C.H. Cheung & Co., CPA, Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events, which individually or together, and represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any additional or changed material information on the plan of distribution;

Provided however, That:
Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-8 (§239.16b of this Chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this Chapter);

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Songzai International Holding Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of March, 2006.

Songzai International Holding Group, Inc.

/s/ Hong Jun Li
Hong Jun Li President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hong Jun Li, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hong Jun Li	President and Director (Principal Executive Officer)	March 8, 2006
Hong Jun Li
/s/ Yu Yang	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2006
Yu Yang
/s/ Hong Wen Li	Director (Chairman of the Board)	March 8, 2006
Hong Wen Li

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Registrant’s 2006 Stock Option/Stock Issuance Plan
5.1	Opinion of The Crone Law Group, LLP, as to legality of securities being registered
23.1	Consent of Jimmy C.H. Cheung & Co., CPA, Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)